Exhibit 5.1

[Skadden Letterhead]

March 26, 2013

Tumi Holdings, Inc.
1001 Durham Ave.
South Plainfield, NJ 07080

Re:	Tumi Holdings, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:
We have acted as special counsel to Tumi Holdings, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the selling stockholders identified on Schedule A hereto (the “Selling Stockholders”) of 11,661,000 shares of the Company's common stock, par value $0.01 per share (“Common Stock”) (including up to 1,521,000 additional shares that may be sold pursuant to an over-allotment option, the “Shares”), pursuant to the Registration Statement (as defined below).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Company's Registration Statement on Form S-1 (File No. 333-187095) as filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2013 under the Act; (b) Amendment No. 1 to the Registration Statement as filed with the Commission on the date hereof under the Act (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (c) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (d) the By-Laws of the Company, as amended to date and currently in effect; (e) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares to the Selling Stockholders and related matters; and (f) the certificates evidencing the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions).
Based upon and subject to the foregoing, we are of the opinion that the Shares were validly issued and are fully paid and nonassessable.

In rendering the opinion set forth in the preceding paragraph, we have assumed that the consideration recited in the resolutions of the Board of Directors of the Company approving the issuance of the Shares has been received in full by the Company.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Schedule A
Selling Stockholders

Selling Stockholder	Number of Shares
Doughty Hanson & Co IV Limited Partnership Number One (for whom Doughty Hanson & Co IV Nominees One Limited holds shares of Stock as a bare nominee)	2,140,755
Doughty Hanson & Co IV Limited Partnership Number Two (for whom Doughty Hanson & Co IV Nominees Two Limited holds shares of Stock as a bare nominee)	2,308,377
Doughty Hanson & Co IV Limited Partnership Number One (for whom Doughty Hanson & Co IV Nominees Three Limited holds shares of Stock as a bare nominee)	555,941
Doughty Hanson & Co IV Limited Partnership Number Four (for whom Doughty Hanson & Co IV Nominees Four Limited holds shares of Stock as a bare nominee)	1,993,345
Officers Nominees Limited	2,040,937
Stockwell Fund L.P.	600,407
HVB Capital Partners AG	300,188
Brederode International s.à.r.l.	60,050